As filed with the Securities and Exchange Commission on August 30, 2006

Registration No. 333-136624

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT

Under
The Securities Act of 1933

GENUTEC BUSINESS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	81-0481368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

28202 Cabot Road, Suite 650
Laguna Niguel, California  92677
(949) 309-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lee J. Danna, President and Chief Executive Officer
GenuTec Business Solutions, Inc.
28202 Cabot Road, Suite 650
Laguna Niguel, California  92677
(949) 309-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Skaist, Esq. Michael A. Hedge, Esq. STRADLING YOCCA CARLSON & RAUTH, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000	Julie M. Kaufer, Esq. AKIN GUMP STRAUSS HAUER & FELD, LLP 2029 Century Park East, 22nd Floor Los Angeles, California 90067 (310) 229-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock ($0.01 par value)	$25,000,000.00	$2,675.00

        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

   (2) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this amendment is solely to file an exhibit and to make certain other changes to this registration statement. No changes have been made to the prospectus that forms Part I of this registration statement and, accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the SEC registration fee, the Nasdaq Global Market application fee and the NASD filing fee.

SEC registration fee		$2,675
NASD filing fee	$3,000
Nasdaq application fee			*
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue sky fees and expenses			*
Miscellaneous			*
Total	$		*

                 * To be provided by an amendment to this registration statement.

ITEM 14.         Indemnification of Directors and Officers.

Our certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our certificate of incorporation and bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful. As permitted by our bylaws, we intend to enter into indemnification agreements with our officers and directors.

Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

Reference is made to the indemnification and contribution provisions of the Underwriting Agreement to be filed by amendment as Exhibit 1.1 to this Registration Statement.

ITEM 15.         Recent Sales of Unregistered Securities.

The following is a summary of transactions by us from January 2003 through the date hereof involving sales of our securities that were not registered under the Securities Act:

Since January 1, 2003, we issued the following securities which were not registered under the Securities Act. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers of the securities are “accredited investors” for the purpose of Rule 501 of the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated by the SEC under the Securities Act, as amended:

•       Between September 2004 and August 2005, we issued 99,167 shares of our common stock to eight accredited investors at a purchase price of $6.00 per share, or an aggregate of $595,000. In connection with this transaction, we sold 7,333 shares of common stock to four accredited investors, valued at $6.00 per share, or an aggregate of $43,998, as payment of a finder’s fees.

•       On September 21, 2005, we issued 1,163,750 shares of our common stock to two accredited investors, at a purchase price of $6.00 per share, in partial consideration for the acquisition of Smart.

•       On September 16, 2005, we issued to Technology Investment Capital Corp., or TICC, at an aggregate purchase price of $20,000,000, 20,000 shares of our Series A Preferred Stock, exchangeable at a rate of $1,000 per share into our senior secured notes due and payable on September 16, 2010. On November 16, 2005, Seaview Mezzanine Fund, L.P., or Seaview, acquired 5,000 of these shares of Series A Preferred Stock, with TICC holding the remaining 15,000 shares. All of these shares of Series A Preferred Stock were converted into our senior secured notes on December 14, 2005.

•       On September 16, 2005, in connection with the Series A placement described immediately above, we issued TICC five-year warrants to purchase 875,250 shares of our common stock at an initial exercise price of $6.00 per share. On November 16, 2005, Seaview acquired five-year warrants to purchase 291,750 shares of our common stock, at an initial exercise price of $6.00 per share. These warrants are fully vested, immediately exercisable and may be exercised by means of a “cashless” exercise.

In addition to the foregoing offers and sales, we have offered and sold options to purchase 1,905,073 shares of common stock, warrants to purchase 600,613 shares of common stock, and 2,347,745 shares of our common stock. These transactions may not have been exempt from registration or qualification requirements under federal or state securities laws. Consequently, certain of the options and warrants we granted, the shares issued upon exercise of these options and certain other issuances of our common stock may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. Please refer to our discussion under “Rescission Offer” for a more complete discussion of these transactions and our intended rescission offer.

ITEM 16.         Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
2.1

Asset Purchase Agreement, dated July 14, 2004, by and among GenuTec Business Solutions, Inc., GenuTec Marketing, Inc., Sound Media Group, Inc., Breaking Free, Inc., Scott Presta, Tony Tseng, Aaron Jones and Andy Salisbury.*

2.2

Amended and Restated Agreement and Plan of Merger, dated September 14, 2005, by and among GenuTec Business Solutions, Inc., Smart Development Corp., SDI Acquisition Corp., Smart Development, LLC, Johan Hendrik Smit Duyzentkunst and Ion Automation Services BV.*

3.1	Articles of Incorporation of GenuTec Business Solutions, Inc., as currently in effect.*
3.2	Bylaws of GenuTec Business Solutions, Inc., as currently in effect.*
4.1	Specimen Class A Voting common stock certificate.*
4.2	Form of Underwriter Warrant.**
4.3

Investor Rights Agreement, dated as of July 14, 2004, by and among GenuTec Business Solutions, Inc., Sound Media Group, Inc., Trefethen Capital Partners, LLC and certain shareholders of GenuTec Business Solutions, Inc.*

4.4	Registration Rights Agreement, dated as of September 14, 2005, between GenuTec Business Solutions, Inc., Johan Hendrik Smit Duyzentkunst and Olaf Geurs.*
4.5	Registration Rights Agreement, dated as of September 16, 2005, between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
4.6	Common Stock Purchase Warrant dated November 16, 2006 for the benefit of Technology Investment Capital Corp.*
4.7	Common Stock Purchase Warrant dated November 16, 2006 for the benefit of Seaview Mezzanine Fund, LP.*
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.**
10.1	GenuTec Business Solutions, Inc. 1996 Stock Option Plan.*
10.2	Form of Stock Option Agreement under GenuTec Business Solutions, Inc. 1996 Stock Option Plan.*
10.3	Employment Agreement, dated as of January 2, 2003, by and between GenuTec Business Solutions, Inc. and Lee Danna.(1)*
10.4	Employment Agreement, dated March 21, 2005, by and between GenuTec Business Solutions, Inc. and Farzad Hoorizadeh.(1)*
10.5	Employment Agreement, dated September 2, 2005, by and between GenuTec Business Solutions, Inc. and Edward P. Rutherford.(1)*
10.6	Preferred Stock and Warrant Purchase Agreement, dated as of September 16, 2005, by and among GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.7	Note Purchase Agreement, dated September 16, 2005, by and among GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.8	Pledge and Security Agreement, dated September 16, 2005, by and among GenuTec Business Solutions, Inc., GenuTec Marketing, Inc., Smart Acquisition, LLC and Technology Investment Capital Corp.*

10.9	Amendment No. 1 to Note Purchase Agreement, dated October 24, 2005, by and between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.10	Amendment No. 2 to Note Purchase Agreement, dated July 21, 2006, by and between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.11	Sublease Agreement, dated September 27, 2005, between GenuTec Business Solutions, Inc. and Corvel Corporation.*
16.1	Letter from Stonefield Josephson, Independent Registered Public Accounting Firm.
21.1	Subsidiaries of Registrant.*
23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP Independent Registered Public Accounting Firm.*
23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page to this Registration Statement).*

                 * Previously filed

          ** To be provided by an amendment to this registration statement

       (1) Indicates management contract or compensatory plan or arrangement.

ITEM 17.         Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California, on August 30, 2006.

GENUTEC BUSINESS SOLUTIONS, INC.
By:	/s/ LEE J. DANNA
Lee J. Danna
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ LEE J .DANNA	Chairman of the Board,	August 30, 2006
Lee J. Danna	President and Chief Executive Officer
(principal executive officer)
/s/ FARZAD HOORIZADEH	Chief Financial Officer	August 30, 2006
Farzad Hoorizadeh	(principal financial and accounting
officer)
/s/ LAWNAE HUNTER*	Director	August 30, 2006
Lawnae Hunter
/s/ MICHAEL TAUS*	Director	August 30, 2006
Michael Taus
/s/ JOHAN HENDRIK SMIT DUYZENTKUNST*	Director	August 30, 2006
Johan Hendrik Smit Duyzentkunst
/s/ JOSEPH LATORRE*	Director	August 30, 2006
Joseph LaTorre
* Pursuant to Power of Attorney
/s/ FARZAD HOORIZADEH
Farzad Hoorizadeh Attorney-in-fact

Exhibit Index

Exhibit No.	Document
1.1	Form of Underwriting Agreement.**
2.1

Asset Purchase Agreement, dated July 14, 2004, by and among GenuTec Business Solutions, Inc., GenuTec Marketing, Inc., Sound Media Group, Inc., Breaking Free, Inc., Scott Presta, Tony Tseng, Aaron Jones and Andy Salisbury.*

2.2

Amended and Restated Agreement and Plan of Merger, dated as of September 14, 2005, by and among GenuTec Business Solutions, Inc., Smart Development Corp., SDI Acquisition Corp., Smart Development, LLC, Johan Hendrik Smit Duyzentkunst and Ion Automation Services BV.*

3.1	Articles of Incorporation of GenuTec Business Solutions, Inc.*
3.2	Bylaws of GenuTec Business Solutions, Inc.*
4.1	Specimen Class A Voting common stock certificate.*
4.2	Form of Underwriter Warrant.**
4.3

Investor Rights Agreement, dated as of July 14, 2004, by and among GenuTec Business Solutions, Inc., Sound Media Group, Inc., Trefethen Capital Partners, LLC and certain shareholders of GenuTec Business Solutions, Inc.*

4.4	Registration Rights Agreement, dated as of September 14, 2005, between GenuTec Business Solutions, Inc., Johan Hendrik Smit Duyzentkunst and Olaf Geurs.*
4.5	Registration Rights Agreement, dated as of September 16, 2005, between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
4.6	Common Stock Purchase Warrant dated November 16, 2006 for the benefit of Technology Investment Capital Corp.*
4.7	Common Stock Purchase Warrant dated November 16, 2006 for the benefit of Seaview Mezzanine Fund, LP.*
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.**
10.1	GenuTec Business Solutions, Inc. 1996 Stock Option Plan.*
10.2	Form of Stock Option Agreement under GenuTec Business Solutions, Inc. 1996 Stock Option Plan.*
10.3	Employment Agreement, dated as of January 2, 2003, by and between GenuTec Business Solutions, Inc. and Lee Danna.(1)*
10.4	Employment Agreement, dated March 21, 2005, by and between GenuTec Business Solutions, Inc. and Farzad Hoorizadeh.(1)*
10.5	Employment Agreement, dated September 2, 2005, by and between GenuTec Business Solutions, Inc. and Edward P. Rutherford.(1)*
10.6	Preferred Stock and Warrant Purchase Agreement, dated as of September 16, 2005, by and among GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.7	Note Purchase Agreement, dated September 16, 2005, by and among GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.8	Pledge and Security Agreement, dated September 16, 2005, by and among GenuTec Business Solutions, Inc., GenuTec Marketing, Inc., Smart Acquisition, LLC and Technology Investment Capital Corp.*

10.9	Amendment No. 1 to Note Purchase Agreement, dated October 24, 2005, by and between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.10	Amendment No. 2 to Note Purchase Agreement, dated July 21, 2006, by and between GenuTec Business Solutions, Inc., Technology Investment Capital Corp. and Seaview Mezzanine Fund LP.*
10.11	Sublease Agreement, dated September 27, 2005, between GenuTec Business Solutions, Inc. and Corvel Corporation.*
16.1	Letter from Stonefield Josephson, Independent Registered Public Accounting Firm
21.1	Subsidiaries of Registrant.*
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page to this Registration Statement).*

                 * Previously filed

          ** To be provided by an amendment to this registration statement

       (1)  Indicates management contract or compensatory plan or arrangement